Exhibit 12.1
                                  JAMES RIVER CORPORATION of Virginia
                                           and Subsidiaries

                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                       (Dollar amounts in 000's)

                                                        Fiscal Year Ended
                                April        April    December     December    December    December
                             30, 1989     29, 1990    30, 1990     29, 1991    27, 1992    26, 1993
                            (53 weeks)   (52 weeks)  (35 weeks)   (52 weeks)  (52 weeks)  (52 weeks)
                                                            (b)                    (c,d)
Pretax income (loss) from
 continuing operations,
 before minority interests   $446,954     $371,501    $ 44,352     $115,170   $(182,817)   $ 14,115

 Add:
  Interest charged to
   operations                 171,964      198,743     133,716      191,344     192,962     183,035
  Portion of rental
   expense representative
   of interest factor
  (assumed to be one-third)    19,900       23,400      15,100       19,891      19,426      19,094

    Total earnings, as
     adjusted                $638,818     $593,644    $193,168     $326,405   $  29,571    $216,244
Fixed charges:
 Interest charged to
  operations                 $171,964     $198,743    $133,716     $191,344   $ 192,962    $183,035
 Capitalized interest          28,793       25,475      10,759       31,740      12,778       5,291
 Portion of rental expense
  representative of
  interest factor
 (assumed to be one-third)     19,900       23,400      15,100       19,891      19,426      19,094

      Total fixed charges    $220,657     $247,618    $159,575     $242,975   $ 225,166    $207,420

Ratio                            2.90         2.40        1.21         1.34          --        1.04

See accompanying footnote explanations.

                             JAMES RIVER CORPORATION of Virginia
                                      and Subsidiaries

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                  (Dollar amounts in 000's)




                                                         Quarter Ended
                                                     March 28,      March 27,
                                                          1993           1994
                                                     (13 weeks)     (13 weeks)
                                                            (d)            (d)
     Pretax income (loss) from continuing operations,
       before minority interests                      $(17,121)      $(11,661)

       Add:
         Interest charged to operations                 50,241         52,203

         Portion of rental expense representative of
           interest factor (assumed to be one-third)     4,857          4,773

           Total earnings, as adjusted                $ 37,977       $ 45,315

     Fixed charges:
       Interest charged to operations                 $ 50,241       $ 52,203

       Capitalized interest                              1,497            507

       Portion of rental expense representative
         interest factor (assumed to be one-third)       4,857          4,773

           Total fixed charges                        $ 56,595       $ 57,483

     Ratio                                                  --             --

     See accompanying footnote explanations.

                    JAMES RIVER CORPORATION of Virginia
                              and Subsidiaries

         NOTES TO COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(a) In computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, minority interests, and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, and that portion of rental expense (one-third) deemed representative of the interest factor. Earnings and fixed charges also include the Company's proportionate share of such amounts for unconsolidated affiliates which are owned 50% or more and distributed income from less than 50% owned affiliates.

(b) During 1990, the Company changed its fiscal year from one ending on the last Sunday in April to one ending on the last Sunday in December. During this period, the Company initiated an operational restructuring program designed to focus the Company's operations on those businesses in which it commands a substantial market share and which are less cyclical. In connection with that program, the Company recorded a $200 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this period.

(c) During 1992, the Company initiated a productivity enhancement program and recorded a $112 million pretax charge which has been included in the calculation of the ratio of earnings to fixed charges for this year.

(d) For the following periods, earnings were inadequate to cover fixed charges, and the amount of the deficiencies were: year ended December 27, 1992 - $195.6 million; quarter ended March 28, 1993 - $18.6 million; and quarter ended March 27, 1994 - $12.2 million.